Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Rocket Companies, Inc. 2020 Omnibus Incentive Plan and the Amended and Restated Rocket Companies, Inc. 2020 Team Member Stock Purchase Plan of Rocket Companies, Inc. (the Company) of our reports dated March 1, 2022, with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Detroit, Michigan
June 28, 2022